BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS NET EARNINGS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2010

HONOLULU, HAWAII, May 14, 2010 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported net earnings of $1,490,000 ($0.18 per share - diluted) and $3,442,000 ($0.42 per share – diluted) for the three and six months ended March 31, 2010, respectively, as compared to net losses of $16,997,000 ($2.06 per share - diluted) and $16,573,000 ($2.01 per share – diluted) for the three and six months ended March 31, 2009, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are pleased to again report significantly improved results compared to last year.  Net earnings for the three and six months ended March 31, 2010 increased due to higher revenues at the Company’s land investment segment and increased operating profits at the Company’s oil and natural gas segment.  In the quarter ended March 31, 2010, Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, saw increased sales activity and received $1,200,000 in percentage of sales payments as compared to $214,000 in the quarter ended March 31, 2009.  At the Company’s oil and natural gas segment, oil prices increased 107% and natural gas prices increased 16% in the quarter ended March 31, 2010 as compared to last year’s quarter ended March 31, 2009.

“In the six months ended March 31, 2010, Kaupulehu Developments received $2,360,000 as compared to $214,000 in percentage of sales payments in the six months ended March 31, 2009 and oil prices increased 70% over the prior year period.  Net earnings for the six months ended March 31, 2010 also included an income tax benefit of $1,252,000 due to a change in tax law enacted in November 2009.  There was no such income tax benefit in last year’s six months.  Net earnings for the six months ended March 31, 2010 also includes a $572,000, net of non-controlling interest, non-cash write-down of the carrying value of investments in residential parcels.

“The net loss for last year’s three and six months ended March 31, 2009 was principally due to a non-cash reduction in the carrying value of oil and natural gas properties of $22,088,000, or $15,556,000 net of income taxes, recorded in the quarter ended March 31, 2009, due to the application of the ceiling test mandated by the Securities and Exchange Commission for oil and natural gas companies that follow the full cost method of accounting.  This reduction in the carrying value of oil and natural gas properties had no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impacts on liquidity or compliance with our banking agreements.

“We are also pleased to report that the Company’s credit facility with a Canadian bank has been renewed through April 2011 with no change to the amount of the facility, which is only two-thirds utilized, and the Company’s credit facility with its U.S. bank, which was utilized for the construction of the two homes at Kaupulehu, was refinanced in early April extending its maturity date to February 2012.  These two homes at Kaupulehu are both finished and listed for sale.

“With positive working capital and $12,651,000 in cash and cash equivalents at March 31, 2010, the renewal of our Canadian facility with significant available credit, the refinancing of our real estate credit facility, positive earnings and cash flows for the first six months of fiscal 2010, additional real estate sales and the receipt of $1,200,000 in percentage of sales payments since March 31, 2010, the Company has seen significantly improved performance and is well positioned for the current economic climate.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2009 and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

Three months ended		Six months ended
March 31,		March 31,
2010	2009	2010	2009

Revenues	$9,760,000	$7,171,000	$22,925,000	$17,093,000

Net earnings (loss) attributable to Barnwell Industries, Inc.	$1,490,000	$(16,997,000)	$3,442,000	$(16,573,000)

Net earnings (loss)
per share – basic	$0.18	$(2.06)	$0.42	$(2.01)

Net earnings (loss)
per share – diluted	$0.18	$(2.06)	$0.42	$(2.01)

Weighted average shares
and equivalent shares outstanding:
Basic	$8,277,160	8,240,160	8,270,518	8,240,729

Diluted	$8,277,160	8,240,160	8,270,518	8,240,729